EXHIBIT 10.17

COMPLETE AND PERMANENT RELEASE AND RETIREMENT AGREEMENT

          WHEREAS, Frank P. Bruno (“Mr. Bruno”) has worked for Bucyrus International, Inc. (“the Company”) pursuant to a December 1, 1997 Employment Agreement (the “Employment Agreement”); and

          WHEREAS, there is a question as to whether Mr. Bruno’s termination is for cause, which the Company is willing to forego as a part of this agreement; and

          WHEREAS, the Company has notified Mr. Bruno, pursuant to paragraph 4(b) of the Employment Agreement, that his employment is being terminated without cause; and

          WHEREAS, Mr. Bruno wishes to submit his resignation and retire from employment with the Company pursuant to the terms of this Complete And Permanent Release And Retirement Agreement (the “Retirement Agreement”);

         WHEREAS, it is the desire of the parties, in the interest of avoiding further proceedings with respect to their relationship, to compromise and to finally, fully and completely terminate that relationship in its entirety;

          NOW, THEREFORE, in consideration of the provisions of this Retirement Agreement, Mr. Bruno and the Company do mutually agree and do hereby compromise and finally, fully and completely settle all of these matters as follows:

          1. Mr. Bruno acknowledges that he has been notified of his termination, and he desires to resign and retire from the Company instead.

          2. Upon the execution of this Retirement Agreement and its return to the Company in final form, and expiration of the revocation period set forth in paragraph 8(F) below, the Company will provide Mr. Bruno with the following payments and benefits:

A.

A payment to Mr. Bruno of his one year of severance pay under paragraph 5 of the Employment Agreement, in the gross amount of $193,200.00 less required withholding, in a lump sum payment in lieu of payment pursuant to the Company’s normal payroll periods;

B.

Reimbursement of Mr. Bruno’s health insurance premium payments, on the same basis as if he remained actively employed, through October 30, 2007, conditioned upon a valid COBRA election submitted by Mr. Bruno; and

C.	A payment to Mr. Bruno in the amount of $15,000.00 less required withholding, in lieu of the outplacement services described in the Employment Agreement.

All other payments, benefits and insurance coverages and contributions to the Company’s pension, 401(k) and other benefit plans on behalf of Mr. Bruno will cease as of October 15, 2006, and as of that date, Mr. Bruno shall have all of his preexisting rights, if any, with respect to such benefit programs. October 15, 2006 shall be deemed the qualifying event for health insurance continuation purposes under state and federal law. None of the payments under this Retirement Agreement shall be taken into account as compensation under any Company welfare, pension, profit sharing plan or similar program that bases benefits in whole or in part on compensation received from the Company, nor shall Mr. Bruno accrue vacation, sick pay, or other similar benefits during the period of these severance payments. The foregoing payments constitute all of the Company’s obligations under this Retirement Agreement.

          3. Mr. Bruno acknowledges that his last day of work will be October 15, 2006 (the “termination date”) and that his employment with the Company irrevocably terminates by this Retirement Agreement as of that date, with no right of reemployment. Mr. Bruno shall retain all rights which have fully vested as of his termination date in any Company pension or benefit plan, but he shall not continue to accrue or vest in any benefits in such plans following his termination date.

          4. Mr. Bruno agrees that he will not apply for or seek employment with the Company or any of its parent corporations, affiliates, predecessors, successors and/or subsidiaries, at any time.

          5. Mr. Bruno and his attorneys, if any, agree and promise that none of the contents of this Retirement Agreement or the fact that he has entered into a special Retirement Agreement with the Company shall be published, displayed, discussed, disclosed, revealed or characterized (directly or indirectly by innuendo or other means) in any way to anyone under any circumstances other than those required by law, except to his counsel, tax advisor and immediate family, and then only on the condition that those individuals agree to keep such information confidential.

          6. In consideration of the foregoing benefits, which Mr. Bruno acknowledges are adequate consideration for his commitments herein, and to the fullest extent permitted by law, Mr. Bruno, for himself, his spouse, heirs and assigns, agrees never to sue or grieve against the Company, its parent corporations, or its or their affiliates or subsidiaries, or its or their past, current or future officers, directors, agents, shareholders, employees, predecessors, successors or assigns (hereinafter collectively referred to as the “Releasees”). Mr. Bruno releases the Releasees of and from any and all claims, whether currently known or unknown, and whether brought by or on behalf of Mr. Bruno. This release includes, without limitation by enumeration, claims for back pay, front pay, bonuses, incentive payments, performance share awards, stock appreciation rights, personal injury, compensatory and punitive damages, injunctive and declaratory relief, attorneys’ fees (which claim is also hereby released by Mr. Bruno’s attorneys, if any), and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. This release includes any and all suits, charges, liability and damages, in law or in equity (including, without limitation by enumeration, any complaints, claims and suits under the United States and Wisconsin Constitutions; 42 U.S.C. §§ 1981, 1981a, 1983, 1985, 1986 and 1988; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Executive Order 11246; the Wisconsin Fair Employment Act § 111.31 et. seq., Wis. Stats.; and any other law, ordinance or regulation prohibiting discrimination in employment or otherwise regulating the employment relationship). This release includes any and all matters in connection with, or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, retaliation, suspension, discharge, promotion, demotion, transfer, harassment, libel, slander, infliction of emotional distress, interference with contract or with prospective business relationships, invasion of privacy, failure to interview, hire or appoint, terms and conditions of employment, breach of employment contract, wrongful discharge or constructive discharge allegedly committed against Mr. Bruno by the Releasees, or in any way arising directly or indirectly out of Mr. Bruno’s employment with and termination from the Company, up to and including the date Mr. Bruno signs this Retirement Agreement.

          7. Mr. Bruno agrees not to make disparaging remarks about any of the Releasees, or their products or practices (including, but not limited to, personnel practices); provided, however, that Mr. Bruno may give non-malicious and truthful testimony about these matters if he is properly subpoenaed to do so.

          8. Mr. Bruno acknowledges that:

                        A. he has read the foregoing document, understands its contents and agrees to its terms and conditions freely and voluntarily;

                        B. he has made an independent investigation of the facts and does not rely on any statements or representations by the Company, its agents or representatives, other than those explicitly set forth herein, in entering into this Retirement Agreement;

                        C. he has been and hereby is advised to consult with legal counsel before signing this Retirement Agreement;

                        D. he has twenty-one (21) days from the date of receipt of this Retirement Agreement within which to consider it;

                        E. he understands and agrees that this Retirement Agreement includes a final general release and that, as stated in paragraph 6 of this Retirement Agreement, he can make no further claims against any of the Releasees for any matters having connection with the events covered herein;

                        F. he may, within seven (7) calendar days following the date he executes this Retirement Agreement and returns it to the Company, cancel and terminate this Retirement Agreement by giving written notice of his intent to terminate to the Company, and this

Retirement Agreement shall not become effective or enforceable until this seven-day period has expired. TIME IS OF THE ESSENCE WITH REGARD TO THIS SUBPARAGRAPH; and

                        G. he wants no further claims.

          9. The parties understand and agree that any breach by either of them of any of the foregoing covenants shall entitle either to bring an action for failure to comply with the terms of this Retirement Agreement and, further, should the non-breaching party prevail in such action, the non-breaching party shall be entitled to recover its or his actual reasonable attorneys’ fees and costs as part of such action. In addition, the parties agree that the remedy at law for breach of this Retirement Agreement shall be inadequate and that the non-breaching party shall be entitled to injunctive relief and any other remedy or relief ordered by a court.

          10. Mr. Bruno and the Company each acknowledge that this Retirement Agreement is a joint product and shall not be construed against either party on the grounds of sole authorship.

          11. Mr. Bruno hereby authorizes and ratifies all that his attorneys, if any, may have done or may do in the effectuation of this Retirement Agreement.

          12. Neither the Company’s signing of this Retirement Agreement nor any actions taken by the Company in compliance with the terms of this Retirement Agreement constitute an admission by the Company that it has acted wrongfully toward, unlawfully discriminated against, or wrongfully discharged Mr. Bruno or that it has violated any federal, state or local law, Executive Order or regulation or that it has breached a contract with Mr. Bruno.

          13. Should any of the provisions of this Retirement Agreement be rendered invalid by a court or government agency of competent jurisdiction, it is agreed that this shall not in any way affect the enforceability of the other provisions of this Retirement Agreement which shall remain in full force and effect provided, however, that if the release of claims in paragraph 6 above is held to be invalid or unenforceable by the Company, then this Retirement Agreement shall be void in its entirety and the Company shall be entitled to the return of all sums paid hereunder in accordance with applicable law.

          14. This Retirement Agreement constitutes the complete understanding between Mr. Bruno and the Company, and fully supersedes the Employment Agreement, with the specific exception of paragraphs 7 and 8, which shall remain in full force and effect in accordance with their terms. No other promises or agreements shall be binding unless signed by these parties.

/s/ F. Bruno		16 August 2006

Frank P. Bruno		Date

BUCYRUS INTERNATIONAL, INC.

By:	/s/ C. R. Mackus	16 August 2006

	Authorized Representative	Date